Exhibit 99.1

Dyax and Sigma-Tau Group Expand Agreement for KALBITOR® (ecallantide) in Hereditary Angioedema

Additional Territories Include Countries in Latin America and Southeast Asia

Expanded Agreement Includes $7M in Upfront Payment, Up to $10M in Milestones

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 31, 2011--Dyax Corp. (NASDAQ: DYAX) and Defiante Farmaceutica S.A., an affiliate of the pharmaceutical group Sigma-Tau (Sigma-Tau), announced today an expansion of their strategic partnership for KALBITOR® (ecallantide) in the treatment of hereditary angioedema (HAE) and other therapeutic indications to include development and commercialization rights in Latin America, excluding Mexico and the Caribbean, Taiwan, Singapore and South Korea. Under their existing agreement, Defiante holds these rights in Europe, North Africa, the Middle East, Russia, Australia and New Zealand, with Dyax retaining rights to KALBITOR in other territories, including the U.S., where it is approved for the treatment of acute attacks of HAE in patients 16 years of age and older.

Dyax will receive an upfront payment of $7 million and is eligible to receive up to $10 million in regulatory, approval and reimbursement milestones. Consistent with their existing agreement, Dyax is also eligible to receive sales milestones and royalties equal to 41% of net sales of KALBITOR, less cost of goods sold. Sigma-Tau is also responsible for costs associated with regulatory approval and commercialization in their additional territories.

“The addition of these new territories to our strategic agreement with Sigma-Tau is another important step in our ongoing KALBITOR strategy,” stated Gustav Christensen, President and Chief Executive Officer of Dyax Corp. “We will work with our partner to maximize the global reach and commercial potential of KALBITOR and position it to be the HAE treatment of choice internationally.”

“The expansion of our agreement with Dyax speaks to the success of this partnership, our continued dedication to KALBITOR and our ongoing mission to provide treatment options to patients with rare diseases,” said Mr. Ugo Di Francesco, Sigma-Tau Group Executive Vice President and Chief Executive Officer. “The addition of these territories to our agreement enhances our global offerings in the specialty pharmaceutical business and gives us the opportunity to provide an important new treatment option to HAE patients in Latin America and Southeast Asia.”

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on discovering, developing and commercializing novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR® in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic partnerships to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has partnership agreements for regions including Europe, Japan, Russia, the Middle East, Israel, North Africa, Australia and New Zealand. The company is also exploring other potential indications for ecallantide, either alone or through partnerships, including drug-induced angioedema and retinal vein occlusion-induced macular edema.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the Licensing and Funded Research Program (LFRP), which has approximately 75 revenue generating licenses and collaborations for therapeutic discovery, as well as for affinity separations, diagnostic imaging, and research reagents. The success of the Company’s LFRP royalty portfolio is illustrated by the program’s advanced licensee pipeline that includes 17 candidates in clinical development. Of those candidates, four are in Phase 3 clinical trials, four are in Phase 2 and nine are in Phase 1.

About Sigma-Tau

Sigma-Tau is a leading, all Italian capital, international pharmaceutical group that invests in the research, development and marketing of innovative and effective treatments to improve patient well-being and quality of life. Sigma-Tau Group has headquarters in Pomezia (Rome, Italy), and subsidiaries in France, Switzerland, the Netherlands, Belgium, Portugal, Germany, UK, India, US and Spain, these two latter with a production plant. It has over 2400 employees and an extensive network of licensees worldwide. Sigma-Tau was founded in Italy in 1957 and achieved a global turnover of €673 million in 2010. Sigma-Tau invests on average 16% of its turnover in R&D, and employs approximately 400 researchers currently working on a significant discovery pipeline, studying, through clinical and pre-clinical trials, 26 different molecules, mostly (11) new and original, and 18 owned by the Sigma-Tau Group. Therapeutic areas in which the company’s research and development are focused include rare and neglected diseases, oncology, immunology and Biotech. Sigma-Tau website: www.sigma-tau.it.

Dyax Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for therapeutic benefits of KALBITOR for HAE. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect the prospects for therapeutic benefits of KALBITOR for HAE include the risks that: others may develop technologies or products superior to KALBITOR or that are on the market before KALBITOR; KALBITOR may not gain market acceptance; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the manufacture, marketing, sales and distribution of KALBITOR; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CONTACT:
Dyax Contacts:
Ivana Magovčević-Liebisch, 617-250-5759
Executive Vice President
Corporate Development and General Counsel
imagovcevic@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com
or
Sigma-Tau Contact:
Bruno Chiavazzo, (39) 06-91394181
Corporate Communications – Press Office
bruno.chiavazzo@sigma-tau.it